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                                                Filed Pursuant To Rule 424(b)(3)
                                                    Registration No. 333-58073

PROSPECTUS SUPPLEMENT
To Prospectus dated February 3, 1999


                                  $865,000,000

                        KEYCORP STUDENT LOAN TRUST 1999-A
             $260,000,000 FLOATING RATE CLASS A-1 ASSET BACKED NOTES $570,400,000 FLOATING RATE CLASS A-2 ASSET BACKED NOTES
               $34,600,000 FLOATING RATE ASSET BACKED CERTIFICATES

                       KEY BANK USA, NATIONAL ASSOCIATION
                                     SELLER

The Prospectus dated February 3, 1999 is hereby amended and supplemented as indicated below. Terms used herein and not otherwise defined have the meanings given to them in the Prospectus.

Because this Supplement is to be used in connection with offers and sales related to market-making transactions in the Securities, the following portions of the Prospectus do not apply and are deemed deleted from such document to the extent the document is used for market-making transactions:

         (a) the pricing table and related footnotes on the front cover page of the Prospectus and the sentences on the front cover page of the Prospectus with respect to the offering, delivery and issuance of the Securities;

         (b) the paragraph on the outside back cover page of the Prospectus regarding the obligation of dealers to deliver a prospectus;

         (c) the paragraph on the inside front cover of the Prospectus with respect to stabilization activities of certain parties; and

         (d) the "Underwriting" section of the Prospectus.

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This Supplement to the Prospectus is to be used by McDonald Investments in connection with offers and sales from time to time related to market-making transactions in the Securities in which McDonald Investments acts as principal. McDonald Investments may also act as agent in such transactions. Sales will be made at prices related to prevailing prices at the time of sale. Certain information with respect to the Prospectus will be updated periodically by the incorporation by reference of filings made on behalf of the Trust pursuant to the Securities and Exchange Act of 1934, as amended. See "Incorporation of Certain Documents by Reference" in the Prospectus.

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                              MCDONALD INVESTMENTS
                                A KeyCorp Company

                   Prospectus Supplement dated August 4, 2000








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The "Underwriting" section of the Prospectus is replaced with the following:



                              PLAN OF DISTRIBUTION

         The Seller does not intend to apply for listing of the Securities on a national securities exchange, but has been advised by McDonald Investments Inc. ("McDonald Investments") that it may make a market in the Securities. McDonald Investments is not obligated, however, to make a market in the Securities and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

         After the initial distribution of the Securities by Credit Suisse First Boston Corporation and McDonald Investments, the Prospectus and the Prospectus Supplement may be used by McDonald Investments, a subsidiary of KeyCorp and an affiliate of the Seller, or its successors, in connection with offers and sales relating to market making transactions in the Securities. McDonald Investments may act as principal or agent in such transactions. Such transactions will be at prices related to prevailing market prices at the time of sale. Any obligation of McDonald Investments are the sole obligations of McDonald Investments and do not create any obligations on the part of any affiliate of McDonald Investments. McDonald Investments is a member of the New York Stock Exchange.

         McDonald Investments may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, McDonald Investments may create a short position in the Securities for its own account. McDonald Investments may bid for and purchase Securities in the open market to cover such short positions. In addition, McDonald Investments may bid for and purchase Securities in the open market to stabilize the price of the Securities. These activities may stabilize or maintain the market price of the Securities above independent market levels. McDonald Investments is not required to engage in these activities, and may end these activities at any time.

         The Trust may, from time to time, invest the funds in the Trust Accounts in Eligible Investments acquired from Credit Suisse First Boston Corporation and McDonald Investments.

         In the ordinary course of their respective businesses, Credit Suisse First Boston Corporation and McDonald Investments and their respective affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with the Seller and its affiliates.